Exhibit 21
                           Subsidiaries of the Company


The subsidiaries of U.S. PHYSICIANS, Inc. are:

Network Medical, Inc.
RRI Corp.
Bryn Mawr Urology Associates, Inc.
Vermeire Orthopaedic Surgeons, Inc.
South Shore Orthopedics, Inc.
Orthopaedic & Sports Medicine Specialists of the Main Line, Inc.
Orthopaedic Surgery & Sports Medicine, Inc.
Family Care of Lancaster, Inc.
Alan I. Snyder, M.D. Associates, Inc.
Valley Forge Facial Plastic Surgery/Ear, Nose & Throat Associates, Inc. Cesare, Metzger, Coyle & Henzes, Inc.
Steel Valley Orthopedic Association, Inc.
Main Line Joint Replacement, Inc.
Lehigh Valley Orthopedics, Inc.